Exhibit 11.1

Consent of Independent Auditors.

The consolidated financial statements of Dakota Real Estate Investment Trust as of December 31, 2019 and 2018, and for the years then ended, included in Legal matters and Audit section of the Offering Circular included within an Offering Statement filed with the Securities and Exchange Commission pursuant to Regulation A, have been audited by Eide Bailly LLP, independent auditors, as stated in our report appearing herein.

We consent to the inclusion in the Offering Circular of our report, dated March 18, 2020, on our audit of the consolidated financial statements of Dakota Real Estate Investment Trust.

Fargo, North Dakota
June 10, 2020